Exhibit 99.1

NEWS RELEASE	CONTACT:	Jason Korstange
(952) 745-2755
www.tcfbank.com

FOR IMMEDIATE RELEASE

200 Lake Street East, Wayzata, MN 55391-1693

TCF Inventory Finance, Inc. Partners with The Toro Company to Provide Floorplan Financing to Toro Customers

HOFFMAN ESTATES, IL, August 18, 2009 — TCF Inventory Finance, Inc. (“TCFIF”), a subsidiary of TCF National Bank, has announced the creation of a new joint venture with The Toro Company (“Toro”) named Red Iron Acceptance, LLC (“Red Iron”).  Red Iron will provide U.S. distributors and dealers and select Canadian distributors of the Toro and Exmark brands with a reliable, cost-effective source of floor plan and open account financing.  In conjunction with the joint venture, TCFIF’s affiliate TCF Commercial Finance Canada, Inc., will provide floor plan and open account financing to dealers located in Canada.

“In June, TCFIF announced its entry into the lawn and garden industry and we have targeted this key area in our growth plans,” said Mr. Ross Perrelli, President and CEO of TCFIF.  “In the current environment, with unpredictable and diminishing credit availability, Red Iron stands ready to provide liquidity and a high level of service to Toro and its channel partners.  This alliance, with a proven market leader like Toro, further demonstrates TCFIF’s commitment to the industry.”

Red Iron anticipates financing receivables beginning in the fourth quarter and TCFIF expects that balances from these receivables could exceed $75 million before the end of 2009.  Red Iron will service nearly 3,500 of Toro’s channel partners serving the golf, sports field, municipal, landscape contractor and residential markets.

“The opportunity to expand in the lawn and garden industry and grow our business with an organization like Toro is strategically a good move for TCF,” said William Cooper, Chairman and CEO of TCF Financial Corporation.  “Our objective is to be very prudent in selecting business partnerships with exceptional businesses, make a solid return on our investment, and deliver increased value to our stockholders.”

The Toro Company (NYSE: TTC) is a leading worldwide provider of turf and landscape maintenance equipment, and precision irrigation systems.  With sales of nearly $1.9 billion in fiscal 2008, Toro’s global presence extends to more than 140 countries through its reputation of world-class service, innovation and turf expertise.  Since 1914, the company has built a tradition of excellence around a number of strong brands to help customers care for golf courses, sports fields, public green spaces, commercial and residential properties, and agricultural fields.  More information is available at www.thetorocompany.com.

TCFIF (www.tcfif.com) offers a full range of inventory financing solutions to retailers in the consumer electronics and household appliances industries and the lawn and garden industry throughout the United States and Canada.  TCFIF is an indirect subsidiary of TCF Financial Corporation (NYSE: TCB) (www.tcfbank.com), a Wayzata, Minnesota-based national financial holding company with $17.5 billion in total assets.  TCF has 444 banking offices in Minnesota, Illinois, Michigan, Colorado, Wisconsin, Indiana, Arizona and South Dakota, providing retail and commercial banking services.  TCF also conducts commercial leasing and equipment finance business in all 50 states.

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